Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

* * * * *

Neiman Marcus, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation by written consent, in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and directing that such amendment be considered by the controlling shareholder. The resolution setting forth the proposed amendment is as follows:

RESOLVED:  That the Board of Directors approves and declares it advisable to amend the Certificate of Incorporation by:

(a)           deleting Section 1. thereof and substituting in lieu of said Section the following new Section:

“1.           The name of the corporation is Neiman Marcus Group LTD Inc. (hereinafter referred to as the “Corporation”)”;

(b)           deleting Article First thereof and substituting in lieu of said Article the following new Article:

“FIRST: The name of the corporation is Neiman Marcus Group LTD Inc.”; and

(c)           replacing any other references to “Neiman Marcus, Inc.” which may exist and be contained therein with “Neiman Marcus Group LTD Inc.”;

SECOND: That thereafter, the controlling shareholder, by written consent, approved the amendment in accordance with Section 228(a) of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this certificate of amendment this 28th day of August, 2013.

Neiman Marcus, Inc.

By:	/s/ Brenda Sanders
Name:	Brenda Sanders
Title:	Secretary